EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Curian Variable Series Trust:

We consent to the use of our reports dated February 13, 2012 included herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

Chicago, Illinois
April 26, 2012